Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated January 28, 2019

Registration Statement No. 333-227599

FNCB Bancorp, Inc.

Investor Presentation

January 2019

DISCLAIMER

This presentation has been prepared by FNCB Bancorp, Inc. ("FNCB" or the "Company") solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of FNCB and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of FNCB and the data set forth in this presentation and other information provided by or on behalf of FNCB.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of FNCB by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of FNCB or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Except as otherwise indicated, this presentation speaks as of the date this presentation was first circulated, or January 28, 2019. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date thereof.

Certain of the information contained herein may be derived from information provided by industry sources. FNCB believes that such information is accurate and that the sources from which it has been obtained are reliable. FNCB cannot guarantee the accuracy of such information, however, and has not independently verified such information. The financial information for the quarter and year ended December 31, 2018 presented herein is preliminary and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process. Furthermore, these preliminary results have not been audited or reviewed by our registered independent public accountants, nor have any other review procedures been performed by them with respect to these results.

The Company has filed a shelf registration statement (including a prospectus) (File No. 333-227599) and a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. The sale of shares of common stock in the underwritten offering is being made solely pursuant to such prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Company's website at www.fncb.com. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Performance Trust Capital Partners, LLC, 500 West Madison, Suite 450, Chicago, IL 60661, or by phone at 312-521-1638, or FIG Partners, LLC, 1475 Peachtree Street NE, Suite 800, Atlanta, GA 30309, or by phone at 404-601-7200.

FORWARD-LOOKING STATEMENT DISCLAIMER

FNCB may from time to time make written or oral "forward-looking statements," including statements contained in our filings with the Securities and Exchange Commission ("SEC"), in reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in our markets; the effects of, and changes in trade, monetary, corporate tax and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of FNCB to compete with other institutions for business including for deposit and loan growth; the composition and concentrations of FNCB's lending risk and the adequacy of our reserves to manage those risks; the valuation of FNCB's investment securities; the ability of FNCB to pay dividends or repurchase common shares; the ability of FNCB to retain key personnel; the ability of FNCB to identify future acquisition targets, complete acquisitions and integrate new teams into FNCB's operations; the impact of any pending or threatened litigation against FNCB; the marketability of shares of FNCB stock and fluctuations in the value of FNCB's share price; the effectiveness of FNCB's system of internal controls; the ability of FNCB to attract additional capital investment; impact of changes in financial services' laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the impact of technological changes and security risks upon our information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB's filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management's analysis only as of the date of this presentation, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the prospectus supplement and the base prospectus filed with the SEC and the Annual Report filed on Form 10-K for the year ended December 31, 2017 and other documents that FNCB periodically files with the SEC.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles ("GAAP"). The financial highlights provide reconciliations between GAAP operating revenue and pretax, preprovision net revenue. Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance. The Company believes non-GAAP measures enhance investors' understanding of the Company's business and performance and if not provided would be requested by the investor community.

These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risks that persons might disagree as to the appropriateness of items comprising these measures and that difference companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. Theses disclosures should not be considered an alternative to GAAP.

Full-Service Community Banking in Northeastern Pennsylvania

FNCB Overview

FNCB Bancorp, Inc. is the holding company for FNCB Bank. Locally-based for over 100 years, FNCB Bank provides personal, small business and commercial banking services and wealth management to individuals and businesses throughout northeastern Pennsylvania and the Lehigh Valley.

- **Ticker:** FNCB (NASDAQ)
- **HQ:** Dunmore, PA
- **Stock Price:** $9.70
- **Market Cap:** $163.2mm
- **Price / TBV:** 168%
- **Assets:** $1.2b
- **Loans:** $839mm
- **Deposits:** $1.1b
- **Employees:** 239

Map guide:

Branch offices (16)
Limited purpose office (1)
4.9% stake in Covenant Bank
Branch acquired from BB&T*



Carbondale
Honesdale
Tunkhannock
Cherry Mills
Blakely
Laporte
Scranton
Port Jervis
Muncy
Wilkes-Barre
Federal Rd
Milford Rd
Lake Mountain
Newton
Milton
Berwick
Bloomsburg
Danville
East Stroudsburg
Hazleton
Hamilton Square
Mount Minsi
Mount Bethel
Hope
Sunbury
Hackettstown
Shenandoah
Lehighton
Belvidere
Tamaqua
Bushkill Center
Shamokin
Washington
New Castle
Pottsville
Easton
Schuylkill Haven
The Pinnacle
Bethlehem
Allentown
Maxatawny
Emmaus
Fort Indiantown Gap Military Reservation
Flemington
Quakertown
Easton Rd
Muhlenberg
Linglestown
Reading
Lebanon
Hershey
Cocalico
Robeson Crossing
Pottstown
Lansdale
Doylestown
Ewing

Source: S&P Market Intelligence and company data. Financial data as of December 31, 2018; market data as of January 18, 2019
*Location acquired from BB&T; FNCB intends to open *de novo* branch in Q2 2019

Investment Highlights Overview


Consistent core net interest income growth
Outstanding core deposit franchise
Robust recent organic loan growth enhanced revenue in 2018
Infrastructure and systems investment have created meaningful operating leverage potential
FNCB Bancorp, Inc.
Consistent improvement in efficiency ratio
Well-diversified balance sheet and credit discipline
Recent NASDAQ listing and possible future inclusion in Russell 2000 index
Target rich environment for M&A and lift-out growth opportunities

Offering Summary

Issuer:	FNCB Bancorp, Inc. (NASDAQ: FNCB)
Summary of Offering:	Public Offering of Common Stock
Offering Size:	$20 Million
Greenshoe Option:	15%
Use of Proceeds:	General corporate purposes, including funding regulatory capital needs due to growth
Underwriters:	Performance Trust Capital Partners, LLC FIG Partners, LLC
Expected Pricing Date:	Anticipated to be Tuesday, February 5th

Pro Forma Capital Raise Overview

($ in thousands)	Actual 12/31/2018	Pro Forma Capital Raise Analysis $20 Million Capital Raise
Capital Structure		
HC Tier 2 Capital (Subordinated Debt)	$2,000	$2,000
HC Other Tier 1 Capital (Trust Preferred Securities)	$10,000	$10,000
Total Common Equity	$97,219	$115,619
Capital Raise - Price Per Share (pricing shown for illustrative purposes only)		$9.00
Total Common Equity	$97,219	$97,219
Amount of Net Capital Raise[1]		$18,400
Total Common Equity after Cap Raise	$97,219	$115,619
Total Shares Outstanding (000s)	16,821	16,821
Number of Shares Issued in Raise (000s)[2]		2,222
Pro Forma Shares Outstanding (000s)	16,821	19,044
Key Metrics & Ratios		
Tangible Common BV per Share	$5.78	$5.78
Offer Price / Stated Tangible Common BV per Share	-	156%
Pro Forma Tangible Common BV per Share	-	$6.07
Offer Price / Pro Forma Tangible Common BV per Share	-	148%
Current Shareholders Ownership of Pro Forma Company[3]	100.0%	88.3%
New Shareholders Ownership of Pro Forma Company[3]	-	11.7%
Tangible Common Equity Ratio	7.9%	9.2%
Tier 1 Leverage Ratio	8.5%	9.8%
Total Risk-Based Capital Ratio	12.7%	14.7%

Source: S&P Market Intelligence; Company Management

Note: Financial data as of December 31, 2018, which is unaudited

1) Net of expenses associated with capital raise which are assumed to be underwriter's discount of 5% of gross proceeds raised and other estimated offering costs of $600,000
2) Assumed per share offering price to the public of $9.00
3) Assumes current shareholders do not purchase any shares of common stock in the offering

Recent Financial Performance

($MMs, except per share values)	FY 2018	FY 2017	% Change
Assets	$1,237.7	$1,162.3	6.5%
Loans	$839.1	$770.6	8.9%
Deposits	$1,095.6	$1,002.4	9.3%
Earnings Per Share	$0.79	$0.01	NM
ROAA	1.09%	0.01%	NM
PTPP ROAA(1)	1.10%	0.99%	10.8%
Net Interest Margin	3.22%	3.23%	-0.3%
Efficiency Ratio(2)	68.55%	70.05%	-2.1%

Source: S&P Market Intelligence and company data

(1) Non-GAAP measure, refer to Appendix for GAAP to Non-GAAP Reconciliation details

(2) Excludes the impact of $6.0 million insurance recovery in Q4 2018; Efficiency ratio for 2018 calculated as $29.3 million of non-interest expense as a percentage of $42.8 million of operating revenue

Strong Y/Y Net Interest Income Growth


$9,500
$9,400
$9,300
$9,200
$9,100
$9,000
$8,900
$8,800
$8,700
Net Interest Income ($000s)
2017Q4
2018Q1
2018Q2
2018Q3
2018Q4
FTE Net Interest Income

Source: S&P Market Intelligence, Company Data

PTPP Net Revenue and PTPP ROAA Trending Upward



$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Pre-Tax Pre-Provision Net Revenue ($000s)
1.20%
1.05%
0.90%
0.75%
0.60%
0.45%
0.30%
0.15%
0.00%
Pre-Tax Pre-Provision ROAA (%)
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
Pre-Tax Pre-Provision Net Revenue
Pre-Tax Pre-Provision ROAA

Source: S&P Market Intelligence, Company Data

Note: Pre-Tax, Pre-Provision Net Revenue and Pre-Tax, Pre-Provision ROAA are Non-GAAP measures; refer to Appendix for GAAP to Non-GAAP Reconciliation details

FNCB Financial Highlights *(1 of 2)*

Loan & Deposit Balances


$1,200.0
$1,100.0
$1,000.0
$900.0
$800.0
$700.0
$600.0
$500.0
$400.0
($s in Millions)
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
Total Net Loans
Total Deposits

Loan / Deposit Ratio


100%
95%
90%
85%
80%
75%
70%
65%
60%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
Loans / Deposits

Capitalization


$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
TBV / share
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Leverage Ratio
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
TBV / Share
Leverage Ratio

Asset Quality


0.90%
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
NPLs Exc. TDR /Loans
NPAs Exc. TDR / Assets

Source: S&P Market Intelligence and Company Management
Note: Financial data as of December 31, 2018, which is unaudited

FNCB Financial Highlights *(2 of 2)*

Pre-Tax, Pre-Provision ROAA[1]



1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
PTPP ROAA

Net Interest Margin (FTE)



3.25%
3.20%
3.15%
3.10%
3.05%
3.00%
2.95%
2.90%
2.85%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
Net Interest Margin (FTE)

Efficiency Ratio



100%
95%
90%
85%
80%
75%
70%
65%
60%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018 (2)
Efficiency Ratio

Yields and Costs



Yield on Int.-Earning Assets
4.10%
4.00%
3.90%
3.80%
3.70%
3.60%
3.50%
3.40%
3.30%
3.20%
Cost of Funds
1.10%
1.00%
0.90%
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
Yield on Int.-Earning Assets
Cost of Funds

Source: S&P Market Intelligence and Company Management

Note: Financial data as of December 31, 2018, which is unaudited

(1) Pre-Tax, Pre-Provision ROAA is a Non-GAAP measure; refer to Appendix for GAAP to Non-GAAP Reconciliation details

(2) Excludes the impact of $6.0 million insurance recovery in Q4 2018; Efficiency ratio for 2018 calculated as $29.3 million of non-interest expense as a percentage of $42.8 million of operating revenue

FNCB Stock Performance vs. PA Banks $900M to $2B

Indexed Stock Performance 1/1/2016 – 1/18/2019



120%
110%
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
Price Change
80%
21%
Jan-16
Mar-16
May-16
Jul-16
Sep-16
Nov-16
Jan-17
Mar-17
May-17
Jul-17
Sep-17
Nov-17
Jan-18
Mar-18
May-18
Jul-18
Sep-18
Nov-18
Jan-19
FNCB
PA $900M - $2B

Near-term catalyst: possible Russell 2000 index inclusion in 2019

Source: S&P Market Intelligence

Note: Data is calculated using median indexed stock performance for banks headquartered in Pennsylvania with total assets between $900 million and $2 billion

FNCB Stock Price



Stock Price 1/1/2016 – 1/18/2019
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
240,000
200,000
160,000
120,000
80,000
40,000
0
$9.70
52-Week High: $12.00
52-Week Low: $7.20
Dividend Yield: 2.58%
Avg. Daily Vol. (1 Year): 7,605
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16
Jan-17
Feb-17
Mar-17
Apr-17
May-17
Jun-17
Jul-17
Aug-17
Sep-17
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18
FNCB Volume
FNCB Stock Price

Source: S&P Market Intelligence

Note: FNCB's NASDAQ listing effective on March 5, 2018

Institutional Ownership Comparison to PA Banks $900M to $2B

Ticker	Company Name	Mkt. Cap. ($MMs)	1-Year Avg. Vol.	Inst. Ownership (%)
ESSA	ESSA Bancorp, Inc.	167.0	13,648	**40.7**
CVLY	Codorus Valley Bancorp, Inc.	204.8	11,482	**48.2**
ORRF	Orrstown Financial Services, Inc.	182.6	16,164	**39.4**
PWOD	Penns Woods Bancorp, Inc.	181.6	4,793	**26.1**
ACNB	ACNB Corporation	264.4	8,673	**21.8**
CZFS	Citizens Financial Services, Inc.	194.7	531	**2.2**
CZNC	Citizens & Northern Corporation	303.9	13,978	**29.5**
CBFV	CB Financial Services, Inc.	131.6	8,777	**27.3**
SOME	Somerset Trust Holding Company	100.0	402	-
FRAF	Franklin Financial Services Corp.	149.7	2,803	**10.8**
QNBC	QNB Corp.	131.7	1,156	**5.2**
ASRV	AmeriServ Financial, Inc.	73.3	21,784	**41.2**
NWFL	Norwood Financial Corp.	187.7	7,115	**18.4**
RIVE	Riverview Financial Corporation	100.3	3,472	**19.1**
DNBF	DNB Financial Corporation	139.9	8,688	**36.5**
EMYB	Embassy Bancorp, Inc.	109.4	3,317	**5.3**
ENBP	ENB Financial Corp	100.0	558	**0.0**
MLVF	Malvern Bancorp, Inc.	161.8	12,335	**25.8**
PBIP	Prudential Bancorp, Inc.	161.4	11,674	**34.2**
FKYS	First Keystone Corporation	129.4	576	-
STND	Standard AVB Financial Corp.	150.4	4,293	**20.8**
	Median	**150.4**	**7,115**	**21.8**
FNCB	**FNCB Bancorp, Inc.**	**163.2**	**7,605**	**5.5**

Low institutional ownership creates opportunity for FNCB to tell its story to new investors.

Source: S&P Market Intelligence; trading data as of January 18, 2019

Note: Consists of banks headquartered in Pennsylvania with total assets between $900 million and $2 billion.

Diversified Loan Composition

Loan Composition

Loan Composition	2017 Q4 Balance	2017 Q4 % of Total	2018 Q4 Balance	2018 Q4 % of Total
Construction	$20,981	2.7%	$20,812	2.5%
1-4 Family	180,202	23.4%	185,046	22.0%
Owner-Occ. CRE	128,179	16.6%	129,490	15.4%
Other CRE	115,651	15.0%	111,274	13.2%
Multifamily	16,807	2.2%	21,089	2.5%
C&I	148,901	19.3%	148,858	17.7%
Consumer	116,506	15.1%	161,710	19.3%
Other	44,511	5.8%	61,641	7.3%
Total Loans	**$771,738**	**100.0%**	**$839,920**	**100.0%**

	2017 Q4	2018 Q4
C&D / (Tier 1 + ALLL)	*20%*	*19%*
CRE Ratio	*147%*	*137%*
CRE Ratio (with Owner-Occ. CRE)	*270%*	*252%*



Multifamily 3%
C&I 18%
Consumer 19%
Other CRE 13%
Other 7%
Construction 3%
1-4 Family 22%
Owner-Occ. CRE 15%

Loan Composition & Yield Since 2014

Loan Composition	2014 Balance	2014 % of Total	2015 Balance	2015 % of Total	2016 Balance	2016 % of Total	2017 Balance	2017 % of Total	2018 Q4 Balance	2018 Q4 % of Total
Construction	$18,835	2.8%	$30,844	4.2%	$18,357	2.5%	$20,981	2.7%	$20,812	2.5%
1-4 Family	152,967	22.8%	158,027	21.5%	168,092	22.9%	180,202	23.4%	185,046	22.0%
Owner-Occ. CRE	121,060	18.0%	129,708	17.7%	125,517	17.1%	128,179	16.6%	129,490	15.4%
Other CRE	107,138	16.0%	108,428	14.8%	109,060	14.8%	115,651	15.0%	111,274	13.2%
Multifamily	4,746	0.7%	6,313	0.9%	8,555	1.2%	16,807	2.2%	21,089	2.5%
C&I	132,057	19.7%	149,869	20.4%	153,751	20.9%	148,901	19.3%	148,858	17.7%
Consumer	93,228	13.9%	104,530	14.2%	107,283	14.6%	116,506	15.1%	161,710	19.3%
Other	40,838	6.1%	46,680	6.4%	44,260	6.0%	44,511	5.8%	61,641	7.3%
Total Loans	**$670,869**	**100.0%**	**$734,399**	**100.0%**	**$734,875**	**100.0%**	**$771,738**	**100.0%**	**$839,920**	**100.0%**
Yield on 1-4 Family Loans		*4.07%*		*4.01%*		*3.83%*		*3.95%*		*4.18%*
Yield on Other RE Loans		*4.50%*		*4.39%*		*4.45%*		*4.59%*		*4.93%*
Yield on C&I Loans		*3.89%*		*3.82%*		*4.14%*		*4.48%*		*5.24%*
Yield on Consumer Loans		*3.01%*		*2.50%*		*2.31%*		*2.58%*		*3.41%*
Yield on Total Loans		***4.00%***		***3.83%***		***3.86%***		***4.05%***		***4.53%***

Source: S&P Market Intelligence

Note: Q4 2018 yields are for the fourth quarter of 2018 and not year-to-date

Attractive Deposit Composition

Deposit Composition

Deposit Composition	Balance	% of Total	Avg. Life
Non-Interest Bearing DDA	$156,600	14.3%	**6.4 years**
Interest-Bearing DDA	557,803	50.9%	**7.0 years**
Savings	92,078	8.4%	**6.0 years**
Time Deposits	289,148	26.4%	**NA**
Total Deposits	**$1,095,629**	**100.0%**	**6.9 years**
Cost of Time Deposits		*1.23%*	
Cost of Total IB-Deposits		*0.71%*	
Cost of Funds		***0.76%***	



Non-Interest Bearing DDA 14%
Interest-Bearing DDA 51%
Time Deposits 26%
Savings 9%

Deposit Composition Since 2014

Deposit Composition	2014 Balance	2014 % of Total	2015 Balance	2015 % of Total	2016 Balance	2016 % of Total	2017 Balance	2017 % of Total	2018 Balance	2018 % of Total
Non-Interest Bearing DDA	$124,064	15.6%	$154,531	18.8%	$173,702	17.1%	$176,325	17.6%	$156,600	14.3%
Interest-Bearing DDA	345,679	43.5%	364,303	44.3%	551,114	54.3%	532,351	53.1%	557,803	50.9%
Savings	89,489	11.3%	92,890	11.3%	103,241	10.2%	101,433	10.1%	92,078	8.4%
Time Deposits	236,104	29.7%	209,822	25.5%	187,082	18.4%	192,339	19.2%	289,148	26.4%
Total Deposits	**$795,336**	**100.0%**	**$821,546**	**100.0%**	**$1,015,139**	**100.0%**	**$1,002,448**	**100.0%**	**$1,095,629**	**100.0%**
Cost of Time Deposits		*0.99%*		*0.85%*		*0.80%*		*0.80%*		*1.23%*
Cost of Total IB-Deposits		*0.47%*		*0.39%*		*0.37%*		*0.44%*		*0.71%*
Cost of Funds		***0.68%***		***0.52%***		***0.42%***		***0.47%***		***0.76%***

Source: S&P Market Intelligence and Company data

Branch Detail

Street Address	City	2018 Deposits ($000)	2017 Deposits ($000)	2016 Deposits ($000)	2015 Deposits ($000)	2014 Deposits ($000)	2014-2018 Deposit Growth (%)
1 N Main St	Wilkes-Barre	113,248	95,309	113,546	149,079	50,788	123.0%
1001 Main St	Honesdale	63,401	57,300	44,890	47,209	48,267	31.4%
102 E Drinker St	Dunmore	232,414	227,201	208,816	223,504	237,910	-2.3%
1150 Rt 315 (1)	Wilkes-Barre	41,634	NA	NA	NA	NA	NA
1219 Wheeler Ave	Dunmore	14,648	12,901	10,318	9,639	10,049	45.8%
1625 Wyoming Ave	Exeter	37,725	35,824	31,465	29,564	31,509	19.7%
1700 N Township Blvd	Pittston	51,401	42,360	35,271	32,443	33,055	55.5%
1743 N Keyser Ave	Scranton	11,834	11,914	10,898	9,902	9,692	22.1%
1919 Memorial Hwy	Shavertown	30,778	23,522	10,849	9,643	11,426	169.4%
194 S Market St	Nanticoke	27,247	25,442	24,126	48,167	44,699	-39.0%
269 E Grove St	Clarks Green	52,702	51,161	41,841	32,210	28,709	83.6%
27 N River St (2)	Plains	NA	14,162	12,055	9,059	8,121	NA
3 Old Boston Rd (2)	Pittston	NA	30,421	23,167	23,856	20,753	NA
340 W Broad St	Hazleton	45,094	30,382	26,294	31,802	24,987	80.5%
3500 Winchester Road Ste. 101 (3)	Allentown	NA	NA	NA	NA	NA	NA
419-421 Spruce St	Scranton	97,474	140,890	113,336	106,024	102,624	-5.0%
734 Sans Souci Pkwy (2)	Hanover Township	NA	12,478	17,234	13,687	13,363	NA
754 Wyoming Ave	Kingston	33,526	24,350	19,010	18,787	22,731	47.5%
921 Drinker Tpke	Covington Township	28,434	26,677	24,327	20,220	19,170	48.3%
934 Main St	Dickson City	73,846	70,843	59,338	42,741	42,857	72.3%

Source: S&P Market Intelligence; deposits as of June 30, 2018
(1) New facility which commenced operations in May 2018
(2) Branches ceased operations in May 2018 and were consolidated into the new facility at 1150 Rt. 315 in Wilkes-Barre
(3) Limited Purpose Office

Scranton—Wilkes-Barre—Hazelton MSA Overview

Highlights

- Total population: 555,225
- Labor force: 256,710
- Top industries: healthcare / social services, retail, manufacturing, education
- Median household income: $47,422

Largest Employers

Scranton
Kiewit
Walmart
amazon
Bank of America
Allied Services Integrated Health System
Geisinger
Lockheed Martin
TMG Health
P&G
Mohegan Sun Pocono
Keystone Community Resources
Lowe's
exel

Influx of Businesses and Residents

- Close proximity to major metropolitan areas, pro-business atmosphere, and high quality of life are all drivers of businesses and people moving to the region
- Strategically located on the I-80/I-81 corridor, where businesses are within 500 miles of 96 million American and Canadian consumers
- New and innovative economic incentives for businesses looking to relocate or expand operations
- New business parks and high-tech incubators are being developed throughout the region
- Opportunities for residents to enjoy the arts, culture, outdoors, and a variety of other attractions
- Strong education systems, including world class research and medical colleges

Source: Scranton Chamber of Commerce, Data USA, Pennsylvania Government

Significant Scranton MSA Presence

Scranton, PA MSA – Deposit Market Share					
2018 Rank	2017 Rank	Institution (State Headquartered)	2018 Number of Branches	2018 Total Deposits In Market ($000)	2018 Total Market Share (%)
1	1	PNC Financial Services Group (PA)	24	$3,506,333	27.56%
2	5	Wells Fargo & Co. (CA)	13	1,052,987	8.28%
3	2	M&T Bank Corp. (NY)	12	1,041,980	8.19%
4	3	Community Bank System Inc. (NY)	25	1,004,874	7.90%
5	4	Peoples Financial Services (PA)	15	991,499	7.79%
6	6	FNCB Bancorp Inc. (PA)	16	892,005	7.01%
7	7	Fidelity D & D Bancorp Inc. (PA)	12	779,176	6.12%
8	8	Citizens Financial Group Inc. (RI)	9	587,873	4.62%
9	9	NBT Bancorp Inc. (NY)	16	513,995	4.04%
10	10	F.N.B. Corp. (PA)	11	481,284	3.78%
11	11	BB&T Corp. (NC)	7	414,389	3.26%
12	12	Penns Woods Bancorp Inc. (PA)	9	339,398	2.67%
13	13	Landmark Bancorp Inc. (PA)	5	291,836	2.29%
14	15	First Keystone Corp. (PA)	8	241,656	1.90%
15	14	Citizens Savings Bank (PA)	6	226,261	1.78%
Total for Institutions in Scranton, PA			207	$12,723,461	

Source: S&P Market Intelligence; deposit market share as of June 30, 2018

We Adhere to a Multi-Faceted Growth Strategy

Organic

- Focus on our core competency of small / mid-size commercial and industry lending
- Continue our efforts to vigilantly manage overhead without compromising our customer experience

De Novo

- Continue to identify new markets whose demographics align with our existing product suite
- Seek adept local management with market expertise to deliver our products and customer experience

M&A / Capital

- We intend to become more active in evaluating M&A opportunities to expand in existing markets, enter new markets, or on-board new talent
- Actively manage our capital levels and cost of capital as market conditions evolve

Further Growth Opportunities Through M&A

Pennsylvania Banks Between $100 Million and $500 Million


Bradford
Shinglehouse
Elkland
Sayre
Edinboro
Corry
Warren
Lafayette
Smethport
Coudersport
Clymer
Wellsboro
Towanda
Montrose
Fremont Center
Meadville
Titusville
Sheffield
Allegheny National Forest
Kane
Canton
West Vernon
Tionesta
Ridgway
St Marys
Tunkhannock
Scott
Carbondale
Greenville
Franklin
Laporte
Renovo
Port Jervis
Hermitage
Clarion
Brockway
Williamsport
Nanticoke
Du Bois
Lock Haven
New Castle
Limestone
Reynoldsville
Clearfield
Milton
Bloomsburg
Stroudsburg
Union Valley
Butler
Punxsutawney
Philipsburg
Bellefonte
Sunbury
Mount Bethel
Beaver Falls
Kittanning
State College
Shamokin
New Castle
Bushkill Center
Easton
East Liverpool
McCandless
Indiana
Barnesboro
Tyrone
Lewistown
Schuylkill Haven
Allentown
Bethlehem
Weirton
Pittsburgh
White
Altoona
Huntingdon
Somerville
Bethel Park
Hollidaysburg
New Bloomfield
Maxatawny
Quakertown
Cecil
Greensburg
Johnstown
Mount Union
Lebanon
Reading
Harrisburg
Pottstown
Ewing
Washington
Mount Pleasant
Windber
Carlisle
Ephrata
Warminster
Middletown
Connellsville
Somerset
Shippensburg
Lancaster
Phoenixville
Levittown
Cumberland Village
Bedford
York
Drexel Hill
Philadelphia
Uniontown
Meyersdale
McConnellsburg
Chambersburg
Gettysburg
Red Lion
New Providence
Camden
Quincy
Chester
Wilmington
Glassboro
Morgantown
Frostburg
Cumberland
Berkeley Springs
Hagerstown
Newark

Source: S&P Market Intelligence

Note: Stars represent headquarters of Pennsylvania banks with assets between $100 million and $500 million.

Disciplined Approach to Evaluating M&A

- Strategic and cultural fit which is additive to our footprint and franchise value
- Strict focus on combined credit concentrations with intent to view any target portfolio with very conservative approach to credit marks
- Be disciplined with respect to financial implications relative to organic growth prospects
- Pay strong attention to TBV dilution within the context of the transaction (relative size of deal, consideration mix, run-rate EPS accretion)
- Seek to target a 2.5 to 4.0 year TBV payback period range with possible exceptions for a transformative deal
- Ensure any transaction has positive impact on run-rate EPS; will not endure the execution risk of a deal unless it has the appropriate EPS potential

FNCB's Investment in Infrastructure and Relationships

How Are We Investing in Infrastructure?

Since 2017 we have…

Preparing ourselves for the future

- Expanded our lending teams and established LPO
- Invested in technology and online banking
- Began branch network optimization program
- Acquired our corporate center
- Opened a state-of-the-art branch facility

Source: S&P Market Intelligence

Pathway for Continued ROA Improvement

- FNCB has a number of potential levers to drive continued profitability improvement towards a strategic objective of reaching and exceeding 1.00% Core ROA over time
  - High quality net interest income growth through:
    - Continued core deposit growth
    - Disciplined asset growth with respect to credit and pricing
    - Balance sheet positioned for long-term rates up environment
  - Increase non-interest income by enhancing existing and introducing new revenue streams
  - Further non-interest expense reduction
  - Rationalization of capital allocation
  - Continuous evaluation of asset classes to optimize risk-reward balance
  - Return to normalized level of net charge-offs

Leadership Team – Key Executive Officers

	Title	Age	Biography
Gerard A. Champi	President & CEO	58	Mr. Gerard A. Champi ("Jerry") serves as President and Chief Executive Officer of FNCB Bancorp, Inc. (the "Company") and FNCB Bank (the "Bank"). Mr. Champi was elected to the Board of Directors of the Company and the Bank on July 1, 2016. Mr. Champi joined the Bank in 1991 and has over 30 years banking experience. Mr. Champi was Chief Operating Officer of the Bank from March 2011 to June 2016. Mr. Champi also served as Interim President and Chief Executive Officer of the Company and the Bank and as a director of the Bank from March 2010 until February 2011. Mr. Champi is a 1982 graduate of Pennsylvania State University where he received a Bachelor of Science Degree in Accounting. Mr. Champi received his MBA from Wilkes University in 1989. Mr. Champi serves as President of the Northeastern Pennsylvania Council Boy Scouts of America; Lackawanna Blind Association board member; Saint Joseph's Center board member; Past President of the Greater Pittston Chamber of Commerce Board of Directors; Past President of the Luzerne County Community College Foundation Board of Directors. Mr. Champi is a Penn State Worthington Scranton Campus Advisory Board Member and a lifetime member of Pennsylvania State University Alumni Association.
James M. Bone Jr., CPA	Chief Financial Officer	57	James M. Bone, Jr., CPA, is Executive Vice President and Chief Financial Officer ("CFO") of the Company and the Bank. Prior to his appointment as CFO, he served as Chief Information Officer of the Bank since May 2010. Mr. Bone has been an employee of the Bank since 1986 serving in various senior management positions. Prior to joining the Company, Mr. Bone has served as an accountant with J.H. Williams & Co. of Kingston, Pennsylvania. Mr. Bone is a graduate of King's College, and a licensed certified public accountant in Pennsylvania.

Board of Directors *(1 of 5)*

Name	Position	Occupation
Dominick L. DeNaples	Chairman	Dominick L. DeNaples is an Independent Director and Chairman of the Board of FNCB Bancorp, Inc. and FNCB Bank. Mr. DeNaples is Chairman of the Bank's Directors' Loan Committee. He has been a director of the Bank since 1987, and previously served as Vice Chairman of the Board of Directors of the Company and the Bank from December 2009 until he was elected Chairman in May 2010. Mr. DeNaples is President of Rail Realty Corporation, Vice President of DeNaples Auto Parts, Inc. and Vice President of Keystone Sanitary Landfill, Inc. Mr. DeNaples formerly served as Chairman of the Board of Lackawanna College and is currently Chairman of the Finance Committee and a member of the Board of Trustees of Lackawanna College. Mr. DeNaples is also Chairman of the Board and Finance of St. Joseph's Center and the St. Joseph's Foundation. Mr. DeNaples organized and was elected as a member of the Audit Committees of St. Joseph's Auxiliary, St. Joseph's Foundation and St. Joseph's Center. Mr. DeNaples serves on the Board of Geisinger Health Services, Hospice of the Sacred Heart, and also on the Advisory Board of Penn State University – Worthington Scranton. Mr. DeNaples formerly served as President of the Council and Chairman of Finance of the Northeastern Pennsylvania Council of Boy Scouts of America, and currently serves as a Board member. Mr. DeNaples also formerly served as Vice Chairman of the Board and Chairman of Finance of Scranton Preparatory School. Mr. DeNaples proudly served in the United States Army, Pennsylvania National Guard, and its elite Drill Team. Mr. DeNaples is a charter and Board member of Hospice of the Sacred Heart. Mr. DeNaples has been the recipient of numerous community and civic awards, including the Man of the Year Award of Lackawanna County and the Boy Scout of America's Silver Beaver Award and the Boy Scout of America's Annual Northeast Pennsylvania Distinguished Citizen Award. Mr. DeNaples' extensive business background and years of community and charitable involvement qualifies him to serve as a director of the Company and the Bank.
Louis A. DeNaples, Jr., MD	Vice Chairman	Louis A. DeNaples, Jr., MD is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2008. Dr. DeNaples also serves as Vice Chairman of the Board of FNCB Bancorp Inc. and the Bank since 2013. Dr. DeNaples serves as a member of the Company's Nominating and Governance, Audit, and Risk Management Committees, and is the Chairman of the Compensation Committee. Dr. DeNaples serves on the Boards of Goodwill Industries of Northeastern Pennsylvania and Scranton Preparatory School. Dr. DeNaples practices emergency medicine at Geisinger-Community Medical Center in Scranton. Dr. DeNaples' understanding of the medical industry and considerable community and charitable involvement qualifies him to serve as a director of the Company and the Bank.
Joseph A. Coccia	Secretary	Joseph Coccia is a Director of FNCB Bancorp, Inc. and FNCB Bank since July 1998. Mr. Coccia serves as Secretary of FNCB Bancorp, Inc. and the Bank since May 2015 and also serves as Chairman of the Company's Risk Management Committee. Mr. Coccia serves on the boards of AllOne Charities and NEPA Highmark. Mr. Coccia also served on the LMDA Board. Mr. Coccia is President of Coccia Ford, Inc. d/b/a Coccia Ford Lincoln, and President at Eastern Auto Exchange, Inc. Mr. Coccia's strong business background, knowledge of the automobile industry, and broad community involvement qualifies him to serve as a director of the Company and the Bank.

Board of Directors *(2 of 5)*

Name	Position	Occupation
William G. Bracey	Director	William G. Bracey is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since May 2014. Mr. Bracey serves as a member of the Company's Audit, Compensation, and Nominating and Governance Committees. Mr. Bracey owns and operates two ShopRite Supermarkets, one in Daleville, Pennsylvania, and one in Mount Pocono, Pennsylvania, as well as several retail businesses including an Ace Hardware Store, two NAPA Auto Parts Stores, two Hallmark Gold Crown Stores, and Plociniak Fuel Services. Mr. Bracey is an active member of several business and community organizations, including a current board member and past Chairman of the Pennsylvania Food Merchants, current board member of Johnson College, past board member and Chairman of Affiliated Foods, past board member and Co-Chairman of Associated Wholesale and past board member of Scranton Preparatory School. Mr. Bracey attended Keystone College. Mr. Bracey's 40 years of entrepreneurial and corporate management experience, a strong network of community relationships and partnerships and significant knowledge of the retail business climate in the region qualifies him to serve as a director of the Company and the Bank
Gerard A. Champi	Director	Gerard A. Champi was elected to the Board of Directors of FNCB Bancorp, Inc. and FNCB Bank on July 1, 2016. Mr. Champi serves as President and Chief Executive Officer. Mr. Champi is a member of the Bank's Directors' Loan Committee. Mr. Champi joined FNCB Bank in 1991 and has over 30 years banking experience. Mr. Champi is a 1982 graduate of Pennsylvania State University where he received a Bachelor of Science Degree in Accounting. Mr. Champi received his MBA from Wilkes University in 1989. Mr. Champi currently serves as President of the Northeastern Pennsylvania Council Boy Scouts of America; Lackawanna Blind Association board member; Saint Joseph's Center board member; Past President of the Greater Pittston Chamber of Commerce Board of Directors; Past President of the Luzerne County Community College Foundation Board of Directors. Mr. Champi is a Penn State Worthington Scranton Campus Advisory Board Member and a lifetime member of Pennsylvania State University Alumni Association.
Joseph L. DeNaples, Esq.	Director	Joseph L. DeNaples, Esquire is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2017. Mr. DeNaples also serves as a member of the Compensation and Nominating & Governance Committees. Mr. DeNaples is a partner at the law firm of Cipriani & Werner, PC. and is Senior Counsel and Director of Risk Management for Mount Airy Resort & Casino. Mr. DeNaples focuses his practice in banking, commercial litigation, real estate development, gaming law, lending and bankruptcy. Mr. DeNaples also serves as Solicitor for both the Lackawanna County Sheriff's Office and the County of Lackawanna Transit System Authority. Mr. DeNaples previously clerked for the Honorable Trish Corbett at the Lackawanna County Court of Common Pleas and for the Honorable Correale Stevens at the Pennsylvania Superior Court. Mr. DeNaples is admitted to practice in Pennsylvania, as well as the U.S. District Court for the Middle District of Pennsylvania and the U.S. Bankruptcy Court for the Middle District of Pennsylvania. Mr. DeNaples is a member of the Lackawanna County Bar Association. Mr. DeNaples currently serves on the board at the Northeastern Pennsylvania Council Boy Scouts of America and Saint Francis of Assisi Kitchen. Mr. DeNaples is also a member of the Columbus Day Association of Lackawanna County. Atty. DeNaples is a graduate of Scranton Preparatory School, the University of Scranton with a Bachelor of Arts in History and Villanova University School of Law with a Juris Doctor.

Board of Directors *(3 of 5)*

Name	Position	Occupation
Louis A. DeNaples Sr.	Director	Louis A. DeNaples is a Director of FNCB Bancorp, Inc. and FNCB Bank. Mr. DeNaples is a member of the Bank's Directors' Loan Committee. Mr. DeNaples has been a director of the Bank since 1972 and served as Chairman of the Board of Directors of the Bank from 1988 and the Company from 1998 until he took a leave of absence from involvement with the Bank and the Company in February 2008. Mr. DeNaples resigned as a director of the Company effective May 12, 2012. Mr. DeNaples returned from the leave of absence in December 2013 to serve as a director of the Bank. On May 21, 2014 Mr. DeNaples was elected to the Board of Directors of the Company. Mr. DeNaples is President of DeNaples Auto Parts, Inc., President of Keystone Landfill, Inc., and Vice President of Rail Realty Corporation. Mr. DeNaples serves on the boards of AllOne Foundation, AllOne Charities, AllOne Health Resources, Allied Services Foundation, and Scranton Preparatory School. Mr. DeNaples serves as a citizen member on the Community Advisory Board for Geisinger Commonwealth School of Medicine. Mr. DeNaples is a past Chairman of the University of Scranton Board Of Trustees. Mr. DeNaples' extensive business background and years of community and charitable involvement qualifies him to serve as a director of the Company and the Bank.
Vithalbhai D. Dhaduk, MD	Director	Vithalbhai D. Dhaduk, MD is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2017. Dr. Dhaduk also serves as a member of the Compensation and Director's Loan Committees. Dr. Dhaduk is the Head of Neurology at Professional Neurological Associates in Dickson City and serves as Assistant Professor of Neurology at the Geisinger Commonwealth School of Medicine. Dr. Dhaduk is also an experienced entrepreneur in the field of pharmaceutical biotechnology, with expertise in research & development, manufacturing and marketing of biotechnology. Dr. Dhaduk currently serves on a number of boards including Chairman of Dap Dhaduk 1-8; President and Chairman, Apicore LLC; Chairman, Caritas International Trading Inc.; President and Chairman, Caritas Real Estate Group; President and Chairman, Core Hospitality LLC; Chairman, Global Pharma Analytics; President and Chairman, Somahlution; President and Chairman, Star Real Estate LLC; President and Chairman, Core Pharma, LLC; and Chairman, Geo Natural Energy. Dr. Dhaduk is a graduate of M.P. Shah Medical College where he received Bachelor of Medicine and Bachelor of Surgery degrees. Dr. Dhaduk is a member of the Pennsylvania Medical Society, Lackawanna County Medical Society, American Medical Association, MS Society, Parkinson's Support Group, National Headache Foundation, Alzheimer's Support Group and Who's Who Registry. Dr. Dhaduk also serves as a cultural ambassador for Indian culture as chairman of Saurashtra Patel Cultural Samaj.

Board of Directors *(4 of 5)*

Name	Position	Occupation
Keith William Eckel	Director	Keith W. Eckel is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2014. Mr. Eckel also serves on the Company's Audit, Nominating and Governance, and Risk Management Committees, as well as the Bank's Directors' Loan Committee. Mr. Eckel is the sole owner and CEO of Fred W. Eckel Sons and serves as President of Eckel Farms, Inc. Mr. Eckel is a past Chairman and member of the Board of Allied Group Inc., a subsidiary of Nationwide Mutual Insurance Company, and is a past Board Chairman of Nationwide Mutual Insurance Company, a Fortune 100 insurance provider. Mr. Eckel previously served on the Board for International Food and Agricultural Development, which advises the U.S. Agency for International Development on agricultural priorities and issues. He is the former President of the Pennsylvania Farm Bureau. Mr. Eckel was also a member of the Board of Directors and Chairman of Gartmore Global Asset Management Trust, and he is an emeritus trustee of Pennsylvania State University. Mr. Eckel attended Keystone Junior College, Dickinson College and Penn State University. Mr. Eckel is highly knowledgeable in all aspects of agribusiness. Mr. Eckel's strong business background, extensive understanding of the insurance industry, and community and charitable involvement qualifies him to serve as a director of the Company and the Bank.
Kathleen McCarthy Lambert, CPA	Director	Kathleen McCarthy Lambert, CPA is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2017. Mrs. Lambert also serves as a member of the Company's Audit and Risk Management Committees. Mrs. Lambert is an owner of McCarthy Tire Service Company and subsidiaries where she serves as Chief Financial Officer and Corporate Secretary. Mrs. Lambert also currently serves on a number of boards including Vice Chairman of the Board, King's College; Chairman of the Board, Wilkes-Barre General Hospital; Chairman of the Board, Northeast Sight Services; Scranton Diocesan Finance Council, Beatrice Eck Foundation, and the Greater Wilkes-Barre Chamber of Business and Industry. In addition to her board memberships, she is actively involved in fundraising activities for numerous non-profit organizations, including the United Way, American Heart Association, St. Vincent DePaul Soup Kitchen, King's College, the Catholic Youth Center, Holy Redeemer High School, John Heinz Rehab, Big Brothers/Big Sisters and Volunteers in Medicine. Mrs. Lambert is a past recipient of the Athena Award and Top 25 Business Women in NEPA award. Mrs. Lambert is a graduate of King's College with a Bachelor of Science degree in Accounting and Business Administration and is a Certified Public Accountant.

Board of Directors *(5 of 5)*

Name	Position	Occupation
Thomas J. Melone, CPA	Director	Thomas J. Melone, CPA, is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 2011. Mr. Melone serves as a member of the Company's Compensation and Nominating and Governance Committees, and is Chairman of the Audit Committee. Mr. Melone also serves on the Bank's Directors' Loan Committee. Mr. Melone is a partner in the Albert B. Melone Company Certified Public Accountants, a leading provider of accounting, tax and consulting services throughout the Northeastern Pennsylvania region. Mr. Melone leads the firm's Tax Preparation and Advisory Services line as well as its Small Business Advisory and Consulting Services business line. Additionally, Mr. Melone has extensive experience in the financial management of public school districts operating in the Commonwealth of Pennsylvania. Mr. Melone is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants (AICPA), Pennsylvania Institute of Certified Public Accountants (PICPA) and the Allied Services Board, specifically serving as Chairman of the Allied Services Institute of Rehabilitation Medicine and the John Heinz Institute of Rehabilitation Medicine, and as Vice Chairman of the Allied Services Foundation. Mr. Melone has previously served as an Advisory Board member for Landmark Community Bank. Mr. Melone is a 1980 graduate of King's College where he earned his Bachelor of Science degree in accounting. Mr. Melone's community involvement and extensive business and accounting background qualifies him to serve as a director of the Company and the Bank.
John P. Moses, Esq.	Director	John P. Moses, Esquire is an Independent Director of FNCB Bancorp, Inc. and FNCB Bank since 1999. Mr. Moses also serves as a member of the Company's Audit and Compensation Committees and is Chairman of the Nominating and Governance Committee. Mr. Moses has served as the Chairman of BlueCross of Northeastern Pennsylvania since 1997 and as an attorney in private practice since 1971, including as Of Counsel at the law firm of Cozen O'Connor since 2009. Mr. Moses has been a director of the Company and the Bank since 1999. During his career, he also has served as chair of the Northeast Pennsylvania Heart Association and as Chairman and President of the Board of Governors of St. Jude Children's Research Hospital ("St. Jude"), and as Chief Executive Officer for ALSAC, the fundraising arm of St. Jude. Mr. Moses also has had a distinguished career in public service, having served as a member of state commissions and as counsel to various state and local judicial, executive, legislative and administrative offices and non-profits. Mr. Moses has received numerous awards for his contributions in public service, business, the law and charitable causes, including the Ellis Island Medal of Honor. Mr. Moses serves on the boards of Villanova University School of Law and Highmark, Inc. Mr. Moses also serves as Chairman on the boards of AllOne Foundation, AllOne Charities and AllOne Health Resources. Mr. Moses previously served on the board of The Commonwealth Medical College (TCMC). Admitted to practice law in Pennsylvania and before the U.S. Supreme Court, Mr. Moses is a graduate of King's College and the Villanova University School of Law, and has received an honorary doctorate degree from Christian Brothers University. Atty. Moses' extensive corporate and legal background, his knowledge of the medical industry, and community and charitable involvement qualifies him to serve as a director of the Company and the Bank.

Q & A

Appendix

Historical Financials – Balance Sheet

(Dollars in Thousands)	2014	2015	2016	2017	2018
	Year-Ended December 31,				
Assets					
Cash and cash equivalents	$35,667	$21,083	$112,445	$37,746	$36,481
Total securities	224,523	265,123	279,720	293,140	300,046
Loans held for sale	603	683	596	1,095	820
Loans, net of net deferred costs and unearned income	669,267	730,716	731,279	770,643	839,100
Allowance for loan and lease losses	(11,520)	(8,790)	(8,419)	(9,034)	(9,519)
Net loans	657,747	721,926	722,860	761,609	829,581
Bank premises and equipment, net	11,003	11,193	10,784	10,388	14,425
Accrued interest receivable	2,075	2,475	2,757	3,234	3,614
Bank-owned life insurance	28,817	29,381	29,933	30,460	31,015
Other real estate owned	2,255	3,154	2,048	1,023	919
Other assets	7,339	35,600	34,456	23,610	20,831
Total Assets	**$970,029**	**$1,090,618**	**$1,195,599**	**$1,162,305**	**$1,237,732**
Liabilities					
Deposits:					
Demand (non-interest-bearing)	124,064	154,531	173,702	176,325	156,600
Interest-bearing	671,272	667,015	841,437	826,123	939,029
Total deposits	795,336	821,546	1,015,139	1,002,448	1,095,629
Borrowed funds:					
Federal Home Loan Bank of Pittsburgh advances	61,194	135,802	58,537	44,968	18,930
Subordinated debentures	25,000	14,000	10,000	5,000	5,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	96,504	160,112	78,847	60,278	34,240
Accrued interest payable	10,262	11,165	242	241	338
Other liabilities	16,529	11,617	11,000	10,147	10,306
Total liabilities	**$918,631**	**$1,004,440**	**$1,105,228**	**$1,073,114**	**$1,140,513**
Shareholders' Equity					
Preferred stock	-	-	-	-	-
Common stock	20,605	20,643	20,807	20,947	21,026
Additional paid-in capital	61,781	62,059	62,593	63,210	63,547
Retained earnings	(32,126)	3,714	8,531	6,779	17,186
Accumulated other comprehensive (loss) income	1,138	(238)	(1,560)	(1,745)	(4,540)
Total Shareholders' Equity	**$51,398**	**$86,178**	**$90,371**	**$89,191**	**$97,219**
Total Liabilities and shareholders' equity	**$970,029**	**$1,090,618**	**$1,195,599**	**$1,162,305**	**$1,237,732**

Source: S&P Market Intelligence and Company management

Historical Financials – Income Statement

(Dollars in Thousands)	Year-Ended December 31, 2014	2015	2016	2017	2018
Interest Income					
Interest and fees on loans	$26,629	$26,672	$28,223	$29,821	$36,381
Total interest and dividends on securities	5,973	5,483	6,492	7,847	8,616
Interest on interest-bearing deposits in other banks	71	46	33	180	88
Total Interest Income	**$32,673**	**$32,201**	**$34,748**	**$37,848**	**$45,085**
Interest Expense					
Interest on deposits	3,180	2,631	2,730	3,521	5,925
Interest on FHLB advances	450	514	595	599	2,025
Interest on subordinated debentures	2,281	1,450	625	380	228
Interest on junior subordinated debentures	236	206	247	300	400
Total Interest Expense	**$6,147**	**$4,801**	**$4,197**	**$4,800**	**$8,578**
Net Interest Income	**$26,526**	**$27,400**	**$30,551**	**$33,048**	**$36,507**
Provision for loan and lease losses	(5,869)	(1,345)	1,153	769	2,550
Net Interest Income After Provision	**$32,395**	**$28,745**	**$29,398**	**$32,279**	**$33,957**
Non-interest income					
Deposit service charges	$2,975	$2,960	$2,892	$2,903	$2,885
Net (loss) gain on the sale of securities	6,640	2,296	960	1,597	(31)
Net gain on the sale of mortgage loans held for sale	292	292	340	304	210
Net gain on the sale of SBA guaranteed loans	-	-	51	79	322
Net gain on the sale of other real estate owned	209	162	49	79	31
Loan-related fees	440	442	439	384	390
Income from bank-owned life insurance	650	564	552	527	555
Insurance Recovery	-	-	-	-	6,027
Other non-interest income	3,714	1,084	920	1,352	1,401
Total non-interest income	**$14,920**	**$7,800**	**$6,203**	**$7,225**	**$11,790**
Non-interest expense					
Salaries and employee benefits	13,111	13,810	14,320	14,161	14,780
Occupancy expense	2,088	2,284	1,777	2,105	2,191
Equipment expense	1,471	1,667	1,732	1,815	1,254
Data processing expense	2,088	1,976	1,997	2,023	2,799
Regulatory assessments	1,801	960	729	686	861
Bank shares tax	522	705	836	800	636
Professional fees	3,366	1,451	1,323	1,084	1,028
Insurance expense	951	659	516	519	515
Other operating expenses	8,171	4,972	4,315	4,876	5,263
Total non-interest expense	**$33,569**	**$28,464**	**$27,545**	**$28,069**	**$29,327**
Income before income taxes	**$13,746**	**$8,081**	**$8,056**	**$11,435**	**$16,420**
Income tax expense	326	(27,759)	1,747	11,288	3,071
Net income	$ 13,420	$ 35,840	$ 6,309	$ 147	$ 13,349

Source: S&P Market Intelligence and Company management

GAAP to Non-GAAP Reconciliation

- Pre-Tax, Pre-Provision Net Revenue and ROAA

(dollars in thousands)	2014	2015	2016	2017	2018
Total Revenue					
Net Interest Income (FTE)	$ 28,172	$ 28,132	$ 31,281	$ 33,744	$ 36,984
Non-Interest Income	14,920	7,800	6,203	7,225	11,790
Less: Realized Gain/(Loss) on Securities	6,640	2,296	960	1,597	(31)
Less: Non-Operating Adjustments	0	0	0	0	6,027
Total Operating Revenue	$ 36,452	$ 33,636	$ 36,524	$ 39,372	$ 42,778
Total Non-Interest Expense					
Non-Interest Expense	$ 33,569	$ 28,464	$ 27,545	$ 28,069	$ 29,327
Less: Non-Operating Adjustments	1,675	0	0	0	0
Total Operating Non-Interest Expense	$ 31,894	$ 28,464	$ 27,545	$ 28,069	$ 29,327
Pre-Tax, Pre-Provision Net Revenue	$ 4,558	$ 5,172	$ 8,979	$ 11,303	$ 13,451
Average Assets	975,867	1,004,913	1,098,876	1,137,556	1,221,560
PTPP ROAA	0.47%	0.51%	0.82%	0.99%	1.10%